EXHIBIT 10.41

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 5th day of July, 2005, between Independence Merger Company, Inc., a Texas corporation (the “Company”) and Scott J. McLean (the “Employee”).

WHEREAS, the Employee currently serves as the President of Amegy Bancorporation, Inc., a Texas corporation (the “Seller”);

WHEREAS, Zions Bancorporation, the parent of the Company, has entered into an Agreement and Plan of Merger with the Seller, dated as of the 5th day of July, 2005 (the “Merger Agreement”);

WHEREAS, the Company recognizes the Employee’s substantial contribution to the growth and success of the Seller and desires to provide for the continued employment of the Employee after the “Effective Time” (as defined in the Merger Agreement), which the Board of Directors of Zions Bancorporation (the “Board”) has determined will reinforce and encourage the continued attention and dedication to the Seller and the Company of the Employee as a member of their senior management in the best interests of the Seller and the Company and their shareholders;

WHEREAS, the Employee is willing to serve the Company, and the Company is willing to employ the Employee, on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Time (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”).

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Employee shall serve as President of Independence Merger Company, Inc. in Texas. Employee shall have the appropriate authority, duties and responsibilities attendant to such position. Employee shall report to the Chief Executive Officer of the Company.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business attention and time to the business and affairs of the Company and to use the Employee’s reasonable best efforts to perform such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Employee, if consistent with the code of conduct of the Company, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

(b) Compensation.

(i) Annual Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) of $400,000, which shall be subject to annual review for increases. No increase in Annual Base Salary shall limit or reduce any other right of or obligation to the Employee under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase).

(ii) Annual Bonus. During the Employment Period, the Employee shall be eligible to be paid an annual cash bonus (“Annual Bonus”) with a target level of not less than 75% of Annual Base Salary, or such greater amount as determined by the Compensation Committee (the “Compensation Committee”) of the Board payable in accordance with the procedures applicable to other similarly situated senior officers of the Company; provided, however, Employee’s annual cash bonus for calendar 2006 shall not be less than $300,000 and for subsequent calendar years shall not be less than 37.5% of Annual Base Salary. Any bonus amounts payable pursuant to the Merger Agreement shall be taken into account as part of the Employee’s Annual Bonus under this Agreement (to avoid duplication).

(iii) Effective Date Payment. Within 10 days after the Effective Date, the Company will pay the Employee a one-time lump sum cash payment in the amount of $975,000. In addition, subject to the Employee’s continued compliance with the restrictive covenants in Section 7, the Company will make an additional annual lump sum cash payment to the Employee, in the amount of $406,250, on each of the three succeeding anniversaries of the Effective Date (“Annual Payments”). The Employee recognizes and affirms that the additional payments are contingent upon his compliance with the restrictive covenants in Section 7, even after termination of employment and expiration of the 12 month period referred to in Section 7, and even if those restrictive covenants are held or found invalid or unenforceable for any reason whatsoever. Notwithstanding the foregoing, in no event shall such amounts be taken into consideration for purposes of any compensation or benefit plan of the Company or any of its affiliates.

(iv) Annual Equity Grants. The Company or Zions Bancorporation shall grant the Employee annual stock options, restricted stock or other equity awards with a target level of 70% of Annual Base Salary with the actual award to be based upon the share price of Zions Bancorporation common stock and applying the Black Scholes valuation method. Such grants shall be in amounts no less than, and at times and on terms that are the same as, those provided to other similarly situated senior officers of the Company. On the Effective Date, the Company or Zions Bancorporation shall grant to Employee an option for approximately 20,000 shares of Zions Bancorporation common stock with full vesting, subject to the Employee’s continued employment with the Company through the applicable vesting date and Section 4(a)(iii), in three years (50% vesting on first anniversary of the Effective Date and 25% on the second and third anniversaries, respectively) and for each subsequent year the value of the annual equity grants shall in no event be less than 52.5% of Annual Base Salary.

(c) Benefits.

(i) Employee Benefit Plans. During the Employment Period, the Employee shall (A) participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to other similarly situated senior officers of the Company and (B) continue to receive all perquisites currently received from the Seller; provided, however, that the Employee shall not be entitled to participate in the Value Sharing Plans of the Company or Zions Bancorporation during the Employment Period. Employee shall be eligible to participate immediately in the Zions Bancorporation non-qualified deferred compensation plans generally available to similarly situated senior officers of the Company.

(ii) Indemnification. To the extent permitted by law, the Company will indemnify the Employee against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Employee’s status as a director, officer, employee and/or agent of the Seller or the Company during the Employee’s employment. In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, the Employee incurs in investigating and defending any actual or threatened action, suit or proceeding for which the Employee may be entitled to indemnification under this Section 2(c)(ii). However, the Employee agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that the Employee is not legally entitled to be indemnified by the Company.

(iii) Change in Control Benefits. Immediately after the Effective Date, the Employee will be eligible to participate in the change in control plans of Zions Bancorporation at levels no less favorable than those applicable to similarly situated senior officers of Zions Bancorporation and the Company as determined by the Compensation Committee.

3. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Company or Zions Bancorporation determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 10(b) of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full- time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean that the Employee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Employee agrees to provide such medical evidence as may be requested by the Company or Zions Bancorporation and/or to be evaluated by a licensed physician of the Company’s or Zions Bancorporation’s choice. If the Employee’s condition constitutes total disability under the federal Social Security Acts, he shall be deemed disabled.

(b) Cause. At any time more than 30 days after the Effective Date, the Company or Zions Bancorporation may terminate the Employee’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Employee shall have committed:

(i) intentional misconduct in connection with his duties or in the course of his employment with the Company;

(ii) an act of fraud, embezzlement or intentional theft in connection with his duties or in the course of his employment with the Company;

(iii) intentional wrongful damage to property of the Company;

(iv) intentional wrongful disclosure of secret processes or confidential information of the Company;

(v) an act leading to a conviction of a felony or a misdemeanor involving moral turpitude; or

(vi) intentional wrongful engagement in any Competitive Activity.

For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 3(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his legal representatives to contest the validity or propriety of any such determination.

(c) Good Reason. The Employee’s employment may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Employee:

(i) a material and adverse change in the Employee’s position with the Company after the Effective Time as set forth in Section 2(a)(i) or the failure to provide the Employee with authorities, responsibilities and reporting relationships consistent with such position;

(ii) any failure by the Company to comply with any of the provisions of Section 2(b) or 2(c), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly (but in no event more than 15 days) after receipt of notice thereof given by the Employee;

(iii) any purported termination by the Company or Zions Bancorporation of the Employee’s employment otherwise than as expressly permitted by this Agreement;

(iv) a relocation of the Employee’s principal place of employment to a location outside of a 50-mile radius from the Employee’s current principal place of employment;

(v) a requirement that the Employee travel or perform a majority of the Employee’s duties outside of or away from the Employee’s principal place of employment for a period of time (in terms of either consecutive days or aggregate days in any calendar year) that is significantly greater than what is currently required of the Employee; or

(vi) any failure by the Company to comply with and satisfy Section 8(c).

(d) Notice of Termination. Any termination by the Company, Zions Bancorporation or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination which shall not be less than 30 days nor more than 60 days after the date such notice is given, provided, however, that, if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination.

(a) Other Than for Cause; For Good Reason. If, during the Employment Period, the Company or Zions Bancorporation shall terminate the Employee’s employment other than for Cause or Disability, or the Employee shall terminate employment for Good Reason, the Company shall have no further obligations to the Employee other than:

(i) the Company shall pay to the Employee in a lump sum in cash within 10 days after the Date of Termination an amount equal to the sum of (A) the amount equal to the Employee’s Annual Base Salary, earned but unused vacation time accrued through the Date of Termination, and any earned Annual Bonus for a completed prior year to the extent theretofore unpaid, plus (B) the amount equal to (1) the highest Annual Bonus earned by the Employee (including annual bonuses earned from the Seller prior to the Effective Date) in the three years immediately prior to the Date of Termination times (2) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination and the denominator of which is 365 plus (C) the amount equal to three times the sum of (1) the Employee’s Annual Base Salary plus (2) the highest Annual Bonus earned by the Employee (including annual bonuses earned from the Seller prior to the Effective Date) in the three years immediately prior to the Date of Termination;

(ii) for 36 months following the Date of Termination, the Company shall continue to provide medical, life insurance, dental and other welfare benefits to the Employee, his spouse and his eligible dependents on the same basis and at the same cost as such benefits are then currently provided to the Employee (the “Welfare Benefits”);provided that such benefits shall be secondary to any other coverage obtained by the Employee; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Employee the Welfare Benefits with the same after tax effect;

(iii) all Company stock options, restricted stock and other equity awards shall become immediately vested;

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination other than any severance plan, program, policy, agreement or other arrangement of the Company and its affiliates, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(v) the Company’s obligation to pay the Annual Payments required under Section 2(b)(iii), subject to the terms and conditions of that section.

(b) Death; Disability. If, during the Employment Period, the Employee’s employment shall terminate on account of death or Disability, the Company shall have no further obligations to the Employee other than to provide the Employee (or his estate) (i) the Employee’s Annual Base Salary and earned but unused vacation time accrued through the Date of Termination to the extent theretofore unpaid, (ii) the Welfare Benefits, (iii) the Other Benefits, and (iv) the Annual Payments required under Section 2(b)(iii), subject to the terms and conditions of that section.

(c) For Cause; Other than For Good Reason. If, during the Employment Period, the Company or Zions Bancorporation shall terminate the Employee’s employment for Cause or the Employee terminates his employment without Good

Reason, the Company shall have no further obligations to the Employee other than the obligation to pay to the Employee (i) the Employee’s Annual Base Salary and earned but unused vacation time accrued through the Date of Termination to the extent theretofore unpaid, (ii) the Other Benefits, and (iii) the Annual Payments required under Section 2(b)(iii), subject to the terms and conditions of that section.

(d) Release of Claims.

The Company’s obligation to provide the benefits described in Section 4(a)(i)(C) shall be subject to the Employee’s execution, delivery and nonrevocation (within any applicable revocation period) of a general release of claims in form reasonably satisfactory to the Company providing for a full release of any claims the Employee may have against the Company and its affiliates and their officers, directors, employees, stockholders and agents.

5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may otherwise have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

6. Section 280G Gross-Up and Cutback. The provisions of Annex A shall apply.

7. Covenants Not to Compete or Solicit Clients and Employees. The Company (and one or more of its affiliates or subsidiaries) shall provide Employee upon employment with confidential information that Employee acknowledges is necessary in order for Employee to perform his job responsibilities under this Agreement and shall provide its goodwill to the Employee, and in consideration of the disclosure by the Company (or one or more of its affiliates or subsidiaries) of confidential and proprietary information, as more fully described in Section 7(c) below, on and after the date hereof, the payment by the Company of the Compensation set forth in Section 2 hereof, and other good and valuable consideration, including its goodwill, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound, hereby agree as follows:

(a) Non-Compete. During the Employee’s employment with the Company, and for a 12 month period after the date the Employee’s employment is terminated for any reason, the Employee shall not, without the prior written consent of the Company and Zions Bancorporation, directly or indirectly engage in the business of commercial and/or retail banking in competition with the business of the Company within the state of Texas nor will the Employee engage, within this geographical area, in the design, development, distribution, or sale of a product or service in competition with any product or service being marketed or planned by the Company at such time, the plans, designs or specifications of which have been revealed to the Employee. The Employee agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests. “Competitive Activity” shall mean the prohibitions set forth above in this Section 7(a); provided, however, that notwithstanding anything contained in the foregoing provisions of this Section 7(a) to the contrary, “Competitive Activity” shall not include (i) the mere ownership of securities in any enterprise and the exercise of rights appurtenant thereto, or (ii) participation in the management of any enterprise or the business operations thereof other than in connection with the competitive operations of such enterprise.

(b) Non-Solicit. During the Employee’s employment with the Company, and for a 12 month period after the date the Employee’s employment is terminated for any reason, the Employee shall not, without the prior written consent of the Company and Zions Bancorporation, directly or indirectly: (i) solicit or attempt to solicit, or interfere with or attempt to interfere with, the Company’s or any Subsidiary’s relationships with any of its or their customers, (ii) cause, induce, solicit, encourage, or aid, or attempt to do so, any employee of the Company or any Subsidiary to terminate employment with the Company or any Subsidiary or to accept employment with any business, operation, corporation, partnership, limited liability company, association, agency or any other person or entity with which the Employee may be employed or otherwise associated or (iii) interfere or attempt to interfere with any employee’s employment relationship with the Company or any Subsidiary. “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity that is, directly or indirectly, owned in whole or in part by Zions Bancorporation or the Company.

(c) At the execution of this Agreement and throughout Employee’s employment during the Employment Period, the Company (or one or more of its affiliates or subsidiaries) shall provide confidential information to Employee and, Employee agrees, during the term of his employment and thereafter, not to use, divulge, or make accessible to any third party, company, corporation or other organization (including, but not limited to, customers, competitors, or governmental agencies), without the Company’s and Zions Bancorporation’s prior written consent, any trade secrets, customer lists, information regarding customers, information regarding the Company’s relationships with specific existing or prospective customers, customer goodwill associated with the Company’s trade name, or other valuable confidential and proprietary information concerning the Company or its business, including without limitation, confidential methods of operation and organization, trade secrets, confidential matters related to pricing, markups, commissions and customer lists. Employee agrees that such information remains confidential even if committed to Employee’s memory. Employee warrants and agrees that every customer whom Employee services in any way while employed at the Company is a customer of the Company and not a customer of Employee, individually.

(d) Employee and the Company recognize that the Company, Zions Bancorporation, and any subsidiaries or affiliates of the Company which employ Employee are third-party beneficiaries to this Agreement that are intended to be protected by the covenants in this Agreement and that, except as otherwise expressly provided in this Agreement, any successor or assign of the Company, Zions Bancorporation or one of the other third-party beneficiaries to this Agreement may enforce the covenants in this Agreement as if it were a party to these covenants. Moreover, Employee and the Company acknowledge and agree that the Company has legitimate business interests to protect relative to Employee, including trade secrets, other valuable confidential and proprietary business information, substantial relationships with specific prospective and existing customers, substantial relationships with other employees of the Company, Company and customer goodwill associated with the Company’s trade name, and the Company’s servicing of specific markets provided to Employee. Employee agrees that the restrictions contained in this Section 7 are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company described above, and Employee agrees to waive any objection to the enforcement of this covenant and that any breach of this Section 7 will cause the Company substantial and irrevocable damage and, therefore, the Company shall have the right, in addition to any other remedies it may have (including the right to discontinue the Annual Payments under Section 2(b)(iii)), to seek specific performance and injunctive relief, without the need to post a bond or other security. Employee agrees that the period during which the covenant contained in this Section 7 shall be effective shall be computed by excluding from such computation any time during which Employee is in violation of any provision of Section 7. Employee agrees that if any covenant contained in Section 7 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenant as reformed.

(e) Employee specifically recognizes and affirms that each of the covenants contained in (a), (b) and (c) of this Section 7 is a material and important term of this Agreement which has induced the Company to provide for the award of the Compensation provided hereunder, the disclosure of confidential information referenced herein, and the other promises made by the Company herein.

(f) Not withstanding anything to the contrary in any stock option, restricted stock, other equity award or other incentive award from the Company or Zions Bancorporation, the covenants contained in this Section 7 shall be the only restrictive covenants applicable to the Employee during the Employment Period and shall be the only restrictive covenants applicable to any such awards granted during the Employment Period.

8. Successors.

(a) This Agreement is personal to the Employee and without the prior written consent of the Company and Zions Bancorporation shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, Zions Bancorporation and their successors.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Disputes.

(a) Mandatory Arbitration. Subject to the provisions of this Section 9, any controversy or claim between the Employee and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7, except for any such controversy or claim arising out of or relating to or concerning injunctive relief for the Employee’s breach or purported breach of Section 7, which the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security) or any aspect of the Employee’s employment with the Company or the Seller or the termination of that employment (together, an “Employment Matter”) shall be finally settled by binding arbitration in Houston, Texas administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. A decision must be rendered within 10 days after the parties’ closing statements or submission of post-hearing briefs and all expenses of arbitration shall be borne by the Company.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas applicable to contracts made and to be performed entirely within that State. The Employee agrees to exclusive venue and jurisdiction in Houston, Texas.

(c) Costs. To the extent permitted by law, the Company shall pay or reimburse any reasonable expenses, including reasonable attorney’s fees, the Employee incurs as a result of any Employment Matter, provided, however, that if in any such arbitration proceeding, litigation proceeding or other legal action, the arbitrator or court determines that the Employee has presented or defended any issue in such proceeding or action in bad faith, such arbitrator or court, as the case may be, may allocate the portion of such costs and expenses relating to such issue between the Company and the Employee in any other manner deemed fair, equitable and reasonable by such arbitrator or court; provided further, however, that in no event shall the Employee be required to reimburse the Company for any of the Company’s costs and expenses relating to any such proceeding or action.

(d) Interest. If any payment under this Agreement is delayed as a result of an Employment Matter, upon final resolution of such matter it shall be paid together with interest at the applicable federal rate.

(e) Payments Pending Resolution. The Company shall continue to make the payments, and provide the benefits, specified in Section 2(b) and 2(c) pending the resolution of any Employment Matter; provided, however, that the payment of the Annual Payments under Section 2(b)(iii) may be suspended pending resolution of any matter involving the Employee’s breach or purported breach of Section 7.

10. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by Zions Bancorporation and the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, at the Employee’s address last shown on the Company’s records.

If to the Company:

Independence Merger Company, Inc.

Attention: Thomas E. Laursen

One South Main Street, Suite 1134

Salt Lake City, Utah

Telecopy Number: (801) 844-8502

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 3(c) or the Company’s right to terminate the Employee for Cause pursuant to Section 3(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment, severance or change in control agreement between the parties, including, without limitation, the Change in Control Agreement between the Employee and the Seller dated July 15, 2002 (and the Employee shall not be eligible for severance benefits under any plan, program or policy of the Company). In the event the Merger Agreement is terminated pursuant to its terms, this Agreement shall be null and void.

(g) Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

(h) This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. To the extent that any payments to be provided to the Employee under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Employee is a “Key Employee” as defined in Section 416(i) of the Code, then any such payments shall instead be transferred to a rabbi trust (which shall be created by the Company, on terms reasonably acceptable to the Employee, before the Effective Date) and such amounts (together with earnings thereon in accordance with the terms of the trust agreement) shall be transferred from the trust to the Employee upon the earlier of (i) six months and one day after the Employee’s Termination Date or (ii) any other date permitted under Section 409A(a)(2) and 409A(a)(3) of the Code.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SCOTT J. MCLEAN

/s/ Scott J. McLean

INDEPENDENCE MERGER COMPANY, INC.

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	President

Annex A

Section 12. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment or distribution by, or benefit from, the Seller, the Company or any of their Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a “Payment” and any two or more of such payments, distributions or benefits being referred to herein as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), and (ii) the aggregate present value of the Payments that are subject to the excise tax imposed by Section 4999 of the Code is equal to or greater than an amount equal to the product of 345% multiplied by the Employee’s base amount (as determined under Section 280G(b)(3)(A) of the Code), then this Section 12 shall be applicable (and Section 13 shall not be applicable) and the Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a “Gross-Up Payment” and any two or more of such additional payments being referred to herein as “Gross-Up Payments”) in an amount such that after payment by the Employee of all taxes (as defined in Section 12(k)) imposed upon the Gross-Up Payment, the Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) Subject to the provisions of Section 12(c) through (i), any determination (individually, a “Determination”) required to be made under this Section 12(b), including whether a Gross-Up Payment is required and the amount of such Gross- Up Payment, shall initially be made, at the Company’s expense, by nationally recognized tax counsel mutually acceptable to the Company and the Employee (“Tax Connsel’). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and the Employee within 15 business days of the termination of the Employee’s employment, if applicable, or such other time or times as is reasonably requested by the Company or the Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. The Employee shall have the right to dispute any Determination (a “Dispute”) within 15 business days after delivery of Tax Counsel’s opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company’s expense, be paid by the Company to the Employee within five business days of the Employee’s receipt of such Determination. The existence of a Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and the Employee, subject in all respects, however, to the provisions of Section 12(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made (“Gross-Up Underpayment”), and if upon any reasonable written request from the Employee or the Company to Tax Counsel, or upon Tax Counsel’s own initiative, Tax Counsel, at the Company’s expense, thereafter determines that the Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company’s expense, determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to the Employee.

(c) The Company shall defend, hold harmless, and indemnify the Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) with respect to any tax liability of the Employee resulting from any Final Determination (as defined in Section 12(j)) that any Payment is subject to the Excise Tax.

(d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by the Employee against the Company under this Section 12 (“Claim”), including, but not limited to, a claim for indemnification of the Employee by the Company under Section 12(c), then such party shall promptly notify the other party hereto in writing of such Claim (“Tax Claim Notice”).

(e) If a Claim is asserted against the Employee (“Employee Claim”), the Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided, that:

(i) within 30 calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from the Employee, but in no event sooner than five calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified the Employee in writing (“Election Notice”) that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of, such Employee Claim at the Company’s sole risk and sole cost and expense; and

(ii) the Company shall have advanced to the Employee on an interest-free basis, the total amount of the tax claimed in order for the Employee, at the Company’s request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of Section 12(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold the Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

(iii) the Company shall reimburse the Employee for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold the Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

(f) Subject to the provisions of Section 12(e) hereof, the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, however, that (i) the Company shall not, without the Employee’s prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect the Employee, (ii) any request from the Company to the Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of the Employee with respect to which the contested issues involved in, and amount of, the Employee Claim relate is limited solely to such contested issues and amount, and (iii) the Company’s control of any contest or proceeding shall be limited to issues with respect to the Employee Claim and the Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Employee Claim, the Employee shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Employee Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Employee Claim. The Company shall keep the Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to the Employee copies of all written materials pertaining to any such Employee Claim), and the Employee or his authorized representatives shall be entitled, at the Employee’s expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

(g) If, after actual receipt by the Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by the Company pursuant to Section 12(e)(ii) hereof, the extent of the liability of the Company hereunder with respect to such tax claimed has been established by a Final Determination, the Employee shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, the Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to the Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 12(e)(ii), a determination is made by the Internal Revenue Service or other appropriate taxing authority that the Employee shall not be entitled to any refund with respect to such tax claimed and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

(h) With respect to any Employee Claim, if the Company fails to deliver an Election Notice to the Employee within the period provided in Section 12(e)(i) hereof or, after delivery of such Election Notice, the Company fails to comply with the provisions of Sections 12(e)(ii) and (e)(iii) and (f) hereof, then the Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim. The Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Employee, the Company shall cooperate, and shall cause its Affiliates to cooperate, in good faith with the Employee and his authorized representatives in order to contest effectively such Employee Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by the Employee pursuant to this Section 12(h) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by the Employee, the Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from the Company with respect to costs and expenses incurred by the Employee in connection with such defense or prosecution.

(i) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 12(i), the Company shall pay, on a fully grossed-up after tax basis, to the Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by the Company to the Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by the Company to the Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, the Company shall pay, on a fully grossed-up after tax basis, to the Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from the Employee, except where payment of such taxes is sooner required under the provisions of this Section 12(i), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 12(i)) shall be made within the time and in the manner otherwise provided in this Section 12(i).

(j) For purposes of this Agreement, the term “Final Determination” shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

(k) For purposes of this Agreement, the terms “tax” and “taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

(l) For purposes of this Agreement, the terms “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

Section 13. Reduction of Payments in Certain Circumstances.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any Payment would be subject to the excise tax imposed by Section 4999 of the Code, and (ii) the aggregate present value of the Payments that are subject to the excise tax imposed by Section 4999 of the Code is less than an amount equal to the product of 345% multiplied by the Employee’s base amount (as determined under Section 280G(b)(3)(A} of the Code), then this Section 13 shall be applicable (arid Section 12 shall not be applicable) and the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as”Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the excise tax imposed by Section 4999 of the Code. Anything to the contrary notwithstanding, if me Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment will nevertheless be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) All determinations required to be made under this Section 13 shall be made by Tax Counsel, which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) days after the termination of the Employee’s employment (or such earlier or other time as is requested by the Company) and an opinion to the Employee that he has substantial authority not to report any excise tax imposed under section 4999 of the Code on his federal income tax return with respect to any Payments (as eliminated or reduced, if applicable, under such initial determination). Any such determination by Tax Counsel shall be binding upon the Company and the Employee. If the Agreement Payments are to be eliminated or reduced under such initial determination, the Employee shall determine which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 13, provided that, if the Employee does not make such determination within ten (10) days of the receipt of the calculations made by Tax Counsel, the Company shall elect which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 13 and shall notify the Employee promptly of such election. Within five (5) days thereafter, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by Tax Counsel hereunder, it is possible that Agreement Payments or Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments or Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that Tax Counsel, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which Tax Counsel believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If upon any reasonable written request from the Employee or the Company to Tax Counsel, or upon Tax Counsel’s own initiative, Tax Counsel, at the Company’s expense and based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.